     Exhibit 10.5
NORTHWEST INDIANA BANCORP
STOCK APPRECIATION RIGHTS AWARD AGREEMENT
This Stock Appreciation Rights Award Agreement (the “Agreement”) has been entered into as of the       day of                , 20      between NorthWest Indiana Bancorp, Inc., an Indiana corporation (the “Company”) and            an [employee/director] of the Company or one of its affiliates (the “Participant”), pursuant to the Company’s 2004 Amended and Restated Stock Option and Incentive Plan (the “Plan”). Capitalized terms used herein and not defined have the meanings set forth in the Plan.
     WHEREAS, the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) has determined to grant to Participant a stock appreciation rights award (the “SAR”) pursuant to the terms and conditions as provided in the Plan and this Agreement; and
     WHEREAS, the Company and Participant desire to set forth the terms and conditions of the Award;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Participant agree as follows:
     Section 1. Award Grant. Subject to the terms and conditions stated in the Plan and this Agreement, on                          ,            (the “Date of Grant”), the Committee granted to Participant a SAR with respect to            shares of the Company’s Common Stock (the “Shares”). The grant price of the SAR is $                per Share (the “Grant Price”), which is the Market Value (as defined in the Plan) of one Share on the date hereof.
     Section 2. Exercise of SAR. The SAR shall become exercisable as follows or on such earlier date as provided in the Plan: ____________________________________________.
     Section 3. Term of SAR. Unless sooner terminated as provided in the Plan and this Agreement, the SAR shall expire on                                    ,           .
     Section 4. Manner of Exercise of SAR.
          4.1 Notice. The SAR may be exercised by delivery to the Company of a written notice which shall state that Participant elects to exercise the SAR as to the number of rights specified in the notice as of the date specified in the notice.
          4.2 Amount of Payment. The per Share amount payable to the Participant in Shares (or, to the extent permitted under the Plan, in cash or in Shares, or a combination thereof, all in the sole discretion of the Committee) upon exercise of the SAR (the “Conversion Price”) shall be the excess, if positive, of the Market Value (as defined in the Plan) of one Share, on the date of exercise, over the Grant Price as set forth above.
          4.3 Manner of Payment. Participant shall be paid that number of Shares equal to (x) the product of the Conversion Price multiplied by the number of Shares subject to the rights exercised, divided by (y) the Market Value of one Share on the date of exercise. Only whole shares of Common Stock shall be issued or delivered, and any fractional shares shall be rounded down to the nearest share. The Company shall pay Participant amounts due upon exercise of the SAR as soon as administratively practicable, but in any event no later than 75 days thereafter.
     Section 5. Restriction on Transfer. The Participant shall not sell, assign, transfer, pledge or otherwise encumber the SAR except, in the event of death of Participant, by will or the laws of descent and distribution.
     Section 6. Termination. If the Participant ceases to maintain Continuous Service for cause, or voluntarily for any reason other than death, Disability or Retirement, all rights under the SAR shall terminate immediately upon cessation of Continuous Service. If the Participant ceases to maintain Continuous Service by reason of death, Disability or Retirement, then the Participant may exercise the SAR, but only to the extent the Participant was entitled to exercise the SAR at the date of such cessation, at any time during the remaining term of the SAR. If the Participant ceases to maintain Continuous Service for any reason other than those set forth above, Participant may exercise the SAR to the extent that the Participant was entitled to exercise the SAR at the date of such cessation for a period of three months immediately succeeding such cessation of Continuous Service, and in no event after the expiration date of the SAR.
     Section 7. Plan Controlling. The SAR and the terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant and his or her legal representatives.

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     Section 8. Qualification of Rights. Neither this Agreement nor the existence of the SAR shall be construed as giving the Participant any right (a) to be retained in the employ or service of the Company or any of its affiliates; or (b) as a shareholder with respect to the Shares until the certificates for the Shares have been issued and delivered to the Participant.
     Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.
     Section 10. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Munster, Indiana, and if to the Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.
     Section 11. Representations and Warranties of Participant. The Participant represents and warrants to the Company that he or she has received and reviewed a copy of the Plan.
     Section 12. Withholding. In connection with the delivery of Shares as a result of the exercise of the SAR, the Company shall have the right to require the Participant to pay an amount, in accordance with the Plan, sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such delivery (“Withholding Tax”), and to make payment to the appropriate taxing authority of the amount of such Withholding Tax.
     Section 13. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

NORTHWEST INDIANA BANCORP
By:
Name
Title

[Signature of Participant]

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